FOR IMMEDIATE RELEASE

INNKEEPERS USA TRUST AND APOLLO INVESTMENT CORPORATION Announce acquisition Closing

PALM BEACH, Fla. & NEW YORK, NY, June 29, 2007--Innkeepers USA Trust ("Innkeepers") (NYSE: KPA), a hotel real estate investment trust (REIT) and Apollo Investment Corporation ("AIC") (Nasdaq: AINV) today announced the closing of the previously announced acquisition of Innkeepers by Grand Prix Holdings LLC, an affiliate of AIC ("Grand Prix"). The Agreement and Plan of Merger was approved at a special meeting of the common shareholders on June 26, 2007. Under the terms of the agreement, Grand Prix will acquire Innkeepers for $17.75 per common share in cash, plus the assumption of Innkeepers' indebtedness.

ABOUT INNKEEPERS USA TRUST

Innkeepers USA Trust owns 74 hotels with a total of 9,808 rooms or suites and one 355-room hotel in which it owns a 49 percent equity interest in 21 states and Washington, D.C., and focuses on acquiring or developing premium-branded upscale extended-stay and select-service hotels, the core of the company's portfolio; selected full-service hotels; and turn-around opportunities for hotels that operate under or can be converted to the industry's leading brands. For more information about Innkeepers, visit the company's website at www.innkeepersusa.com.

ABOUT APOLLO INVESTMENT CORPORATION

Apollo Investment Corporation, or AIC, is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. AIC's investment portfolio is principally in middle-market private companies. AIC invests primarily in mezzanine loans and senior secured loans in furtherance of its business plan and also invests in the equity of portfolio companies. AIC is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Innkeepers or AIC and their respective affiliates or industry results or the benefits of the proposed transaction to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements.

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Innkeepers

Additional information or factors which could impact the company and the forward-looking statements contained herein are included in Innkeepers' and AIC's filings with the Securities and Exchange Commission. Neither Innkeepers nor AIC assumes any obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:

Innkeepers USA Trust
Dennis Craven, 561-227-1302
Chief Financial Officer
or
Mark Murphy, 561-227-1336
General Counsel and Secretary

or

Apollo Investment Corporation
Richard L. Peteka, 212-515-3488
or
Sard Verbinnen & Co
Anna Cordasco/Jonathan Gasthalter, 212-687-8080